MAVERICK TUBE CORPORATION
                      400 Chesterfield Center, Second Floor
                        Chesterfield, Missouri 63017-4800

                                    ---------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   -----------
To the Stockholders of:
MAVERICK TUBE CORPORATION


The Annual Meeting of Stockholders of Maverick Tube Corporation (the "Company") will be held at the Doubletree Hotel and Conference Center, 16225 Swingley Ridge Road, Chesterfield, Missouri 63017, on Monday, February 2, 1998 at 4:00 P.M., Central Standard Time, for the following purposes:

        1. To elect seven (7) Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

        2. To consider and act upon a proposal to approve the Board of Directors' adoption of the amendment to the Maverick Tube Corporation 1994 Stock Option Plan to increase the number of shares covered thereunder from 600,000 to 1,000,000;

        3. To amend Article Fourth of the Company's Certificate of Incorporation to increase the authorized Common Stock of the Company from 20,000,000 to 40,000,000 shares;

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on December 8, 1997, as the date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of stockholders for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days prior to the meeting at the offices of the Company, 400 Chesterfield Center, Second Floor, Chesterfield, Missouri 63017-4800.

A copy of the Company's Annual Report for its fiscal year 1997 accompanies this Notice.

                              By Order of the Board of Directors,

                              /s/Charles O. Struckhoff

                              CHARLES O. STRUCKHOFF
                              Secretary



December 12, 1997
Chesterfield, Missouri

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            MAVERICK TUBE CORPORATION

                      400 Chesterfield Center, Second Floor
                        Chesterfield, Missouri 63017-4800

                                 PROXY STATEMENT
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 2, 1998

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Maverick Tube Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 2, 1998, or any adjournment thereof. Shares represented by properly executed proxies received in time for the Annual Meeting will be voted as directed by the stockholders and, if no directions are given, will be voted as follows: "FOR" the election of the seven persons named herein as nominees for directors of the Company as set forth in proposal 1 as indicated in the enclosed form of proxy; "FOR" the approval of the amendment to the Company's 1994 Stock Option Plan which would increase the number of shares of Common Stock available for issuance upon exercise of options granted under the plan from 600,000 to 1,000,000 as set forth in proposal 2 as indicated in the enclosed form of proxy, and "FOR" the approval to amend Article Fourth of the Company's Certificate of Incorporation to increase the authorized shares of Common Stock of the Company from 20,000,000 to 40,000,000.

Stockholders who executed proxies may revoke them at any time before they are exercised by giving written notice to the Secretary of the Company. Any stockholder of record on the record date who attends the meeting may vote in person whether or not he or she has previously filed a proxy. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about December 12, 1997.

Solicitation of proxies will be made primarily by mail. The cost of solicitation of proxies will be paid by the Company and will also include reimbursement paid to brokerage firms and others for their expenses of forwarding solicitation materials to their principals.

On December 8, 1997, the record date of the determination of stockholders entitled to vote at the Annual Meeting, there were 15,437,474 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company outstanding. Each share is entitled to one vote on each matter submitted to a vote of the stockholders. A majority of the outstanding shares present or represented by proxy will constitute a quorum at the meeting. Votes that are withheld in the election of directors, abstentions on all other matters properly brought before this meeting and proxies relating to "street name" shares which are not voted by brokers on one or more, but less than all, matters (so-called "broker non-votes") will be considered as shares present for purposes of determining a quorum. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to any other matters, abstentions (including proxies which deny discretionary authority on any other matters properly brought before this meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such other matters. Broker non-votes will not be treated as shares represented at the meeting as to such matter(s) not voted on and therefore will have no effect.






Security Ownership of Certain Beneficial Owners

As of December 8, 1997 there are no persons known to the Company to be beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock of the Company.

Management Ownership of the Company's Common Stock

Under regulations of the Securities and Exchange Commission, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of those shares. The following table shows, as of December 8, 1997, the beneficial ownership of each present director and executive officer and of all present directors and executive officers as a group, of shares of the Company's Common Stock. The information has been furnished to the Company by the individuals named.

                                                    Number of Shares     Currently
           Name of Individual                       Beneficially         Exercisable            Percent of
           or Number in Group                       Owned(1)             Options(2)             Class

           Gregg M. Eisenberg                       84,708                 -0-                     *

           William E. Macaulay                      11,500(3&4)          11,500                    *

           David H. Kennedy                         11,500(3)            11,500                    *

           C. Robert Bunch                           9,900                7,500                    *

           C. Adams Moore                            3,500                3,500                    *

           Charles O. Struckhoff                    30,000                 -0-                     *

           T. Scott Evans                           18,286                6,000                    *

           Sudhakar Kanthamneni                     61,008               50,000                    *

           Wayne Mang                                 -0-                  -0-                     *

           John Fox                                  6,000                 -0-                     *
                                                  ----------           ----------



           All directors and officers as a group
           (10 persons including those named)       236,402              90,000                   1.53%

                                                                                               (of 15,437,474 shares)
*     Represents less than 1% of the class.


(1) On August 1, 1997, the Company announced a two-for-one stock split in the form of a 100% stock dividend to all shareholders of record as of August 12, 1997. The distribution on August 21, 1997 increased the number of shares outstanding to 15,088,142. All share amounts, including stock option information, in this report have been restated to reflect this stock split.

(2) Number of shares of Common Stock issuable upon the exercise of options which are presently exercisable or will first become exercisable within 60 days of December 8, 1997. Such shares are included in the number of shares of Common Stock indicated under the column captioned "Number of Shares Beneficially Owned" above.

(3) Excludes: (a) 300,000 shares of Common Stock owned by American Gas and Oil Investors, Limited Partnership ("AmGO") and (b) 200,000 shares of Common Stock owned by AmGO II, Limited Partnership, ("AmGO II"). First Reserve Corporation is the managing general partner of AmGO and AmGO II. William E. Macaulay and David H. Kennedy, each of whom is a Director of the Company, serve as President and Chief Executive Officer and Managing Director, respectively, of First Reserve Corporation. Messrs. Macaulay and Kennedy disclaim beneficial ownership of these shares.

(4) Excludes: (a) 8,000 shares of Common Stock owned by the Anne R. Macaulay Trust 1; (b) 8,000 shares of Common Stock owned by the Elizabeth R. Macaulay Trust 1; and (c) 24,000 shares of Common Stock owned by Linda R. Macaulay, the wife of Mr. Macaulay. Mr. Macaulay disclaims beneficial ownership of these shares.




                          ITEM 1- ELECTION OF DIRECTORS

        The term of office of each of the seven current members of the Company's Board of Directors expires at the 1998 Annual Meeting of Stockholders. It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote such proxies for the election of the seven nominees named below as Directors of the Company to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. If any persons named below should become unavailable for election as a Director, the holders of the proxies reserve the right to substitute another nominee of their choice. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE SEVEN NOMINEES NAMED BELOW.

The following table sets forth information with respect to each nominee for election as a Director, each of whom has agreed to serve if elected.





                                                        PRINCIPAL OCCUPATION
                                                        AND BUSINESS EXPERIENCE
                                                        DURING PAST 5 YEARS AND                    SERVED AS A
NAME                       AGE                          OTHER DIRECTORSHIPS                        DIRECTOR SINCE

Gregg M. Eisenberg          47                          Chairman of the Board since                     1988
                                                        February 1996, President, Chief
                                                        Executive Officer and a Director
                                                        of the Company since 1988.

William E. Macaulay         52                          President and Chief Executive                   1987
                                                        Officer of First Reserve since
                                                        July 1990; Director of  Weatherford
                                                        Enterra, Inc., Hugoton Energy
                                                        Corporation, National-Oilwell, Inc.,
                                                        Transmontaigne Oil Company, Domain
                                                        Energy Corp., Cal Dive, Inc., Patina
                                                        Oil & Gas and Anker Coal Group, Inc.

David H. Kennedy            48                          Managing Director of First Reserve              1996
                                                        since 1986, Director of Berkley
                                                        Petroleum Corporation, Burner
                                                        Exploration Ltd. and Pursuit
                                                        Resources Corp., Best Pacific
                                                        Resources Ltd., and Cal Dive, Inc.

Robert Bunch                43                          Partner, King & Pennington, L.L.P.              1991
                                                        since 1997, Executive Vice President
                                                        and Chief Operating Officer of Oyo
                                                        Geospace Corporation (June 1995-May
                                                        1996); Attorney, Scott, Douglass &
                                                        Luton, L.L.P. (June 1994 - May 1995);
                                                        President, Geo-Capital Resources,
                                                        L.C.; (July 1993 - May 1994); Senior
                                                        Vice President of Siberian American
                                                        Limited-Liability Company (June 1992-
                                                        June 1993).

C. Adams Moore              64                          Independent consultant in the steel             1996
                                                        distribution and fabrication businesses
                                                        since February 1992;  Vice President of
                                                        Sales of Bethlehem Steel Corporation
                                                        and President of Bethlehem Steel Export
                                                        Corporation (January 1957 -February 1992);
                                                        Director of Fisher Tank Company and
                                                        Warren  Fabricating and Machinery
                                                        Corporation,

Wayne Mang                  60                          President & Chief Operating Officer             1997
                                                        Russell Metals (1964 - May 1997);
                                                        President & Chief Executive Officer
                                                        Metals Group of Federal Industries
                                                        Ltd. (1982-1991) Chairman of the
                                                        Board of the Steel Service Center
                                                        Institute and a director of the Steel
                                                        Alliance,

John Fox                    57                          President, Chief Executive Officer since        1997
                                                        1988 and member of the Board of Directors
                                                        of Markwest Hydrocarbon, Inc. since 1996,
                                                        Founder of Western Gas Resources, Inc.
                                                        and Executive Vice President and Chief
                                                        Operating Officer  (1972 - 1986).


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Gregg M. Eisenberg, President and Chief Executive Officer, failed to file timely three reports of Form 4 to report that transactions occurred in February, April, and May 1997. John M. Fox, Director, failed to file three reports of Form 4 to report that transactions occurred in July, August and October 1997. Except as stated above and based solely on review of the copies of such forms furnished to the Company, two Form 3's and twenty-six Form 4's, were timely filed. The Company believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1997.

Board Committees

The Board of Directors of the Company has established an Audit Committee currently consisting of Messrs. Kennedy (Chairman), Moore and Fox and a Compensation Committee currently consisting of Messrs. Bunch (Chairman), Moore and Mang. The purpose of the Audit Committee is to review the results and scope of the audit and services provided by the Company's independent auditors. The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the compensation of directors and executive officers. The Compensation Committee also administers the Company's stock option and other benefit plans.

During the fiscal year ended September 30, 1997, the Board of Directors held four meetings, the Audit Committee held three meetings and the Compensation Committee held one meeting. During such fiscal year each incumbent Director attended no fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period and (ii) the meetings held during the period by the Committees of the Board of Directors on which he served.

Compensation of Directors

The Company pays an annual retainer of $20,000 to each non-employee Director. In addition, the Company pays to each non-employee Director for each Board of Directors meeting attended, and for each Committee meeting attended, compensation of $1,500 and $750, respectively. The Company also pays the ordinary and necessary out-of-pocket expenses incurred by non-employee Directors to attend Board of Directors and Committee meetings. Pursuant to the Director Stock Option Plan, each "Eligible Director" will receive an annual grant of options to acquire 7,500 shares of Common Stock at an exercise price equal to the Fair Market Value of such shares at the time of grant. An "Eligible Director" is a director of the Company who is neither an employee of the Company nor a director or employee of an entity having the power to vote or dispose of ten percent (10%) or more of the outstanding Common Stock.

Compensation Committee Interlocks and Insider Participations

No member of the Compensation Committee is now an officer or an employee of the Company or any of its subsidiaries or has been at any time an officer of the Company or any of its subsidiaries.

EXECUTIVE COMPENSATION

The following table sets forth information relating to compensation paid to or accrued for the benefit of the Company's Chief Executive Officer and each of the three other executive officers of the Company (together, the "named executive officers") for all services rendered in all capacities to the Company during each of the Company's last three completed fiscal years. No compensation was paid in the form of restricted stock awards, stock appreciation rights or payouts pursuant to long-term incentive plans during any of the last three fiscal years.






                           SUMMARY COMPENSATION TABLE




                                                                         Other  Securities
                                        Fiscal  Salary                Annual    Underlying      All Other
                                        Year    Salary      Bonus     Compen-   Options/        Compensa-
Name and Principal Position             Ended   ($)(1)      ($)(2)    sation(3) Shares          tion/$(6&7)
---------------------------             -----   ------      -----     --------- ---------      -------------

Gregg M. Eisenberg                      1997    265,000     193,292      --        0            37,424
President and Chief                     1996    248,000     156,798      --      70,000         20,399
Executive Officer                       1995    236,250       7,561      --     140,000(4)       6,657

Charles O. Struckhoff                   1997    150,000     109,411      --        0            14,920
Vice President -                        1996    138,000      87,330      --      60,000          4,643
Finance and Admin-                      1995    131,250       4,233      --     120,000(4)(5)    3,904
istration and Chief
Financial Officer

T. Scott Evans                          1997   150,000      108,635      --        0            30,142
Vice President -                        1996   138,000       86,575      --      60,000         19,693
Commercial                              1995   131,250        4,231      --     120,000(4)(5)    4,087
Operations

Sudhakar Kanthamneni                    1996   155,000      115,042      --        0            35,312
Vice President -                        1996   145,000       93,235      --      70,000         24,883
Manufacturing and                       1995   131,250        4,231      --     140,000(4)(5)    3,913
Technology
-----

(1) Includes that portion of salary deferred at the named executive officer's election under the Maverick Tube Corporation Savings for Retirement Plan (the "Company 401(k) Plan").

(2) Executive officers of the Company may earn bonuses under the Company's Performance Bonus Plan (quarterly) and Profitability Bonus Plan (annually) if certain performance criteria, which are established annually, are met.

(3) Except as otherwise noted, other annual compensation paid or distributed to each of the named executive officers did not in any year exceed the lesser of $50,000 or 10% of his respective annual salary and bonus.

(4) These options which were originally exercisable in the three traunches, each with respect to one-third of the shares covered thereunder, in November 1997, 1998, and 1999 respectively, were amended in September, 1997 to permit the immediate exercise thereof (the "Option Acceleration").

(5) Messrs. Eisenberg, Struckhoff, Kanthamneni and Evans each entered into derivative securities transactions with respect to 84,600, 30,000, 11,000 and 9,600 shares, respectively. Accordingly, such shares are subject to open market sale under appropriate market conditions within such time periods.

(6) Includes amount contributed by the Company under the Company 401(K) plan and additional compensation deferred under the Executive Deferred Compensation Plan established in fiscal 1996 for the benefit of certain executive officers. The Executive Deferred Compensation Plan provides for annual fixed deferred compensation awards (together with interest thereon) all of which are payable on the fifth anniversary of the first award, provided that the executive officer remains employed by the Company, or upon the executive officer's death or a change in control of the Company. During fiscal 1997, deferred compensation awards of $15,000, $15,000 and $30,000 were made to Messrs. Eisenberg, Evans and Kanthamneni, respectively.

(7) Includes additional amounts deferred under the Deferred Compensation Plan established in fiscal 1996 for the benefit of executive officers and certain key managers of the Company. The Deferred Compensation Plan was established in order to retain the services of and provide long term performance incentive to certain key employees of the Company. The awards are established annually based on performance and profitability goals and cannot exceed 6% of the participant's base salary.


                          AGGREGATE OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                                  Value of
                                                                        Number of                 Unexercised
                                                                        Unexercised               In-the-Money
                                                                        Options                   Options
                                                                        at Fiscal Year-           at Fiscal Year-
                                                                        End (#)                   End ($)
                               Shares Acquired           Value          Exercisable/              Exercisable/
Name                           on Exercise (#)           Realized ($)   Unexercisable(1)          Unexercisable(2)

Gregg M. Eisenberg             130,000                   3,813,330          --/70,000                     --/$2,528,750

Charles O. Struckhoff           50,000                   1,610,415          --/60,000                     --/$1,957,500

T. Scott Evans                  94,000                   2,007,098       6,000/60,000             $  217,125/$2,156,250

Sudhakar Kanthamneni            60,000                     861,250      50,000/70,000             $1,766,665/$2,528,750


(1) Those options granted in November, 1994, were subject to the Option Acceleration.

(2) Represents the market value of the underlying Common Stock at the close of business on September 30, 1997, less the aggregate exercise price.

Employment Arrangements with Executive Officers

     The Company is not a party to any employment agreements with its officers or employees. The Company has entered into Severance Agreements with each of the named executive officers providing for severance pay upon the involuntary termination of such named executive officers (other than for cause) of an amount equal to one-half of such executive officer's then base annual salary. Such Severance Agreements also provide for severance pay to the named executive officer if, within two years following a "Change of Control" of the Company, the employment of such named executive officer with the Company (or its successor) is terminated by the Company (or its successor) other than for cause or is terminated by the named executive officer for "good reason." In such event, the then base salary of the named executive officer will continue for the remainder of the period ending two years from the occurrence of the Change of Control. A "Change of Control" is defined in the Severance Agreements to mean generally the occurrence of certain events which result in the acquisition by an entity, or group of entities acting in concert, of more than thirty-five percent (35%) of the outstanding Common Stock. The term, "good reason" is defined in the Severance Agreements to mean generally a significant reduction of the duties or salaries, a required relocation of the named executive officer, the occurrence of certain breaches of the agreement by the Company or determination of the executive officer that the business philosophy or policies of the Company or its successor are not compatible with those of the executive officer. Additionally, the option agreements with each of the named executive officers with respect to options granted in November, 1995 and September, 1996 under the Maverick Tube Corporation 1994 and 1990 Stock Option Agreement respectively provide that all options granted thereunder shall become exercisable immediately upon the occurrence of certain events which would result in a Change of Control.






Certain Relationships and Related Transactions

Certain funds managed by First Reserve hold a substantial minority equity interest in National-Oilwell, Inc. ("National-Oilwell') a significant customer of the Company. William E. Macaulay, a director of the Company is also a director of National Oilwell. In fiscal 1997, National Oilwell accounted for 14 percent of the Company's net sales, and was the largest single customer of the Company during that 12-month period.

                          COMPENSATION COMMITTEE REPORT

    The Compensation Committee is committed to providing a comprehensive compensation package designed to attract and retain quality executive officers, instill a long-term commitment to the Company and insure that the interests of management and the Company's shareholders are aligned. With this in mind, the Compensation Committee's principal objective is to link executive compensation to corporate performance. However, the Committee also considers progress on strategic and other qualitative goals when determining base salaries of the Company's executive officers. The Committee's compensation policies include the following:

    * establishing compensation levels competitive with those of similar-size manufacturing companies;

    * balancing short-term and long-term goals and performance of the Company and its executive officers; and

    * providing executive officers with opportunities to build capital value through stock options.

Given  the   Compensation   Committee's   policies,   the  executive   officers'
compensation package primarily includes three elements: (1) base salary; (2) cash bonuses; and (3) stock options.

Base Salaries

           Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by referring to the relevant competitive marketplace for executive management, which includes a comparison to a self-selected group of other manufacturing companies of a size similar to that of the Company. The comparative group is not limited to companies which comprise the published industry index shown in the Company's stock performance graph presented below. Rather, the Compensation Committee believes that the relevant marketplace for executive management is broader than that represented by other companies in such industry. The base salary for each of the executive officers is targeted generally at or below the mid-point within the comparative group. When determining base salary, the Compensation Committee also takes into account other aspects of the entire compensation package afforded by the Company to the individual officer, which include Company matching contributions under the 401(k) Profit Sharing Plan, deferred compensation and certain perquisites.

           Base salaries are reviewed annually and adjusted after considering executive officer salaries of the comparative group (as discussed previously), the Company's performance for the year, the individual executive's contribution to that performance, achievement of individual performance objectives and years of service with the Company. The Compensation Committee exercises judgment and discretion in the information it reviews and the analysis it considers. In reviewing base salaries of the executive officers other than the Chief Executive Officer, the Compensation Committee also takes into account the views of Gregg M. Eisenberg, Chairman, President and Chief Executive Officer, whose views typically are subjective, such as his perception of the individual's performance, the importance of his role and functional responsibilities to the overall well-being of the Company and any planned changes in functional responsibilities.

           In determining Mr. Eisenberg's base salary for fiscal 1998, the Compensation Committee considered several factors relating to the Company's financial and operating performance during fiscal 1997. Such factors, to which the Committee did not attribute specific values or weights, included the record breaking financial results of the Company for fiscal 1997, 52% growth in the energy products segment, and 19% growth in the Company's industrial products segment. Based on these considerations, the Compensation Committee set Mr. Eisenberg's base salary for fiscal 1998 at $290,000, which reflects a 9.4% increase over fiscal 1997, Mr. Eisenberg was also awarded deferred cash compensation of $15,000 during fiscal 1997 under the Company's Deferred Compensation Program.

    Bonuses

           The Company's executive officers are eligible for quarterly cash bonuses under the terms of the Company's Gainsharing Program and annual cash bonuses under the terms of the Company's Executive Bonus Plan. Under such Plan, the Compensation Committee establishes bonuses as a percentage of base salary, which for fiscal 1997 was limited to 60% of base salary, in the case of the Company's executive officers. The criteria for annual bonuses for fiscal 1997 was the achievement by the Company of a specified earnings per share target and the achievement of certain other performance goals. The bonus paid to Mr. Eisenberg reflects the application of the objective standards set by the Compensation Committee in November, 1996.

     Stock Options

           The granting of stock options is a key part of the Company's overall compensation program designed to provide its executive officers and other key employees with incentives to maximize the Company's long-term financial performance and align their interests with those of the Company's shareholders.

           In determining whether and how many options should be granted, the Committee may consider the seniority of and the amount of Common Stock already held by each of the executive officers and such other factors as it deems appropriate. However, the Compensation Committee has not established target awards governing the recipient, timing or size of option grants under the Stock Option Plans. Thus, determinations by the Compensation Committee with respect to the granting of stock options is subjective in nature. In determining not to grant options in fiscal 1997 to Mr. Eisenberg and the other executive officers named in the Summary Compensation Table, the Compensation committee took into account the limited number of options available for grant under the Company's stock option plans and the Option Acceleration with respect to certain previously granted options to such executive officers.

                                            Respectfully submitted,

                               COMPENSATION COMMITTEE OF THE
                               BOARD OF DIRECTORS OF MAVERICK TUBE CORPORATION

                               C. Robert Bunch, Chairman
                               Adams Moore, Member
                               Wayne Mang, Member

                             STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total shareholder return since October 1, 1992 through September 30, 1997 on its Common Stock against the cumulative total return of the Nasdaq Stock Market - U.S and the Dow Jones Oilfield and Equipment Services-Other Index.



COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG MAVERICK TUBE CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE DOW HONES OTHER OILFIELD EQUIPMENT
                                & SERVICES INDEX

Measurement Period            Maverick Tube          Nasdaq Stock                  Dow Jone Oilfield
(fiscal Year Covered)          Corporation        Market -- U.S. Index        Equipment and Services Index
FYE 9/30/92                         100                    100                         100
FYE 9/30/93                         217                    131                         104
FYE 9/30/94                         153                    132                          90
FYE 9/30/95                         121                    182                         108
FYE 9/30/96                         211                    216                         144
FYE 9/30/97                        1245                    297                         263

   ITEM 2 - AMENDMENT OF THE MAVERICK TUBE CORPORATION 1994 STOCK OPTION PLAN

    In 1994, the board of Directors of the Company (the "Board") adopted and the Stockholders of the Company (the "Stockholders") subsequently approved the Maverick Tube Corporation 1994 Stock Option Plan which, as amended, permits the issuance of 600,000 shares of Common Stock upon the exercise of options granted thereunder (the "1994 Plan"). On July 22, 1997, the Board amended the 1994 Plan in order to increase the number of shares of Common Stock available for issuance from 600,000 to 1,000,000 (the "the 1994 Plan Amendment") and directed that the 1994 Plan Amendment be submitted to the Stockholders for their approval.

    The 1994 Plan is designed to provide additional incentives for key employees of the Company to promote the success of the business and to enhance the Company's ability to attract and retain the service of qualified persons. As indicated above, a maximum of 600,000 of shares of Common Stock currently may be issued pursuant to options granted under the 1994 Plan and of that amount, only 3,000 shares remain available for future grants of options. The Board believes that option grants under the 1994 Plan will continue to be an important ingredient in the successful recruitment and retention of management personnel.

    The 1994 Plan is administered by the Board. The 1994 Plan authorized the Board to grant to key employees ISOs and non-qualified options which may be granted thereunder until November 16, 2004, subject to the right of the Board of Directors to terminate such 1994 Plan at any time prior thereto. The Board may amend the 1994 Plan at any time.

    An option enables the optionee to purchase shares of Common Stock at an exercise price set by the Board at the date of grant. In the case of ISOs, the exercise price per share may not be less than the fair market value of the Common Stock at the time the option is granted, and in the case of an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of the Company's stock, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. No person may be granted ISOs under the 1994 Plan that are first exercisable during any calendar year for shares having an aggregate fair market value as of the date of grant of more than $100,000. In order to obtain the option shares, a participant must pay the full exercise price to the Company at the time of exercise of the option. The purchase price may be paid in cash or, with the consent of the Board, stock of the Company, including stock acquired under the same option. All ISOs granted are intended to qualify under Section 422 of the Code.

    The 1994 Plan provides that stock options may be granted with terms of no more than 10 years from the date of grant, provided that with respect to the grant of an ISO to an optionee who is or would be the beneficial owner of more than 10% of the total combined voting power of all classes of the Company's stock, the term of such option may not exceed 5 years. Options will survive for a limited period of time after the optionee's death, disability or normal retirement from the Company. Any shares as to which an option expires, lapses unexercised or is terminated or canceled may be subject to a new option. An optionee will not realize any income, nor will the Company be entitled to a deduction, at the time an ISO is granted to him or within two years from the date the ISO was granted to him, for federal income tax purposes: (a) the optionee will not recognize any income at the time of exercise of his ISO; (b) the amount by which the fair market value (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (c) the difference between the ISO price and the amount realized upon sale of the shares of the optionee will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction upon the exercise of an ISO. The Company is entitled to a deduction for federal income tax purposes at the time and in the amount in which income is taxed to the optionee as ordinary income by reason of the sale of stock acquired upon the exercise of an ISO. An optionee will not realize any income at the time a non-qualified stock option is granted, nor will the Company be entitled to a deduction at that time. Upon exercise of a non-qualified stock option, the optionee will recognize ordinary income (whether the non-qualified stock option price is paid in cash or by the surrender of previously owned Common Stock), in an amount equal to the difference between the option price and the fair market value of the shares to which the non-qualified stock option pertains. The Company will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the optionee.

The Board of Directors believes that the adoption of the 1994 Plan Amendment, to increase the number of shares issuable upon the exercise of options granted thereunder from 600,000 to 1,000,000, is in the best interests of the Company and its stockholders and accordingly recommends a vote FOR this proposal which is Item 2 on the proxy card. Proxies received in response to the Board's solicitation will be voted "FOR" approval of the 1994 Plan Amendment if no specific instructions are included thereon for Item 2.

 ITEM 3 - AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED
              SHARES OF COMMON STOCK FROM 20,000,000 TO 40,000,000

The Board of Directors of the Company has declared it advisable that the Company's Certificate of Incorporation, as amended (the "Certificate"), be amended to increase the authorized number of shares of Common Stock of the Company, having a par value of $.01 per share, from 20,000,000 to 40,000,000 shares.

The purpose of the proposed amendment is to provide additional authorized shares of Common Stock for possible use in connection with future financings, investment opportunities, acquisitions or other distributions (such as stock dividends or stock splits) or for other corporate purposes. The Board of Directors will make the determinations for future issuances of authorized shares of Common Stock which generally will not require further action by the stockholders. The Company has no plans or commitments at this time for the issuance of additional or authorized Common Stock, but seeks the authority to issue such shares in order to provide the Board the desired flexibility to take such action at any time, without the delay of seeking stockholder approval (unless required by law, the NASD rules or otherwise), whenever, in the judgment of the Board, it is in the best interest of the Company to do so.

Of the 20,000,000 shares of Common Stock presently authorized, as of December 8, 1997, 15,437,474 shares were outstanding , and 607,168 shares were reserved for issuance pursuant to the exercise of options granted or available for future grant under the 1994 Plan. Thus, only 3,955,358 shares of Common Stock are currently available for future use.

Stockholders do not have preemptive rights and will not have a right of first refusal to purchase any of the additional authorized shares of Common Stock.

Upon adoption of this proposal, Article IV of the Company's Certificate will be amended as set forth below:

        "FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is 45,000,000 shares of Capital Stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 40,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

The affirmative vote of a majority of all the Company's issued and outstanding shares of Common Stock is required in order to adopt the proposed amendment. Dissenting votes do not give rise to appraisal or other similar rights on the part of dissenters. Abstentions and non-votes (i.e., shares held by brokers, fiduciaries or other nominees which are not permitted to vote on the proposed amendment) will have the same effect as negative votes.

The Board of Directors believes adoption of the amendment will be in the best interest of the Company and its stockholders and, accordingly, recommends a vote FOR this proposal which is Item 3 on the proxy card. Proxies received in response to the Board's solicitation will be voted "FOR" approval of the amendment if no specific instructions are included thereon for Item 3.

            ITEM 4 - RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, the Company's independent public accountants for the fiscal year ended September 30, 1997, has been selected as the Company's independent public accountants for the fiscal year ending September 30, 1998. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will have the opportunity to make statements and respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

    Any stockholder proposal to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company's Secretary at the Company's principal executive offices not later than August 18, 1998, for inclusion in the Board of Directors' Proxy Statement and form of proxy relating to that meeting. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal, the number of shares of Common Stock owned by him of record or beneficially and the date upon which he acquired such shares. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the Securities and Exchange Commission.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR ITS FISCAL YEAR 1997 ACCOMPANIES THIS PROXY STATEMENT.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1997, EACH FILED WITH THE COMMISSION (INCLUDING RELATED FINANCIAL STATEMENTS AND SCHEDULES) IS AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST TO MAVERICK TUBE CORPORATION, 400 CHESTERFIELD CENTER, SECOND FLOOR, CHESTERFIELD, MISSOURI 63017; ATTN.: SECRETARY

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

                                 OTHER BUSINESS

    The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as set forth in the Notice which accompanies this Proxy Statement. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors,

                                    /s/Charles O. Struckhoff

                                    CHARLES O. STRUCKHOFF
                                    Secretary